EXHIBIT 99.1
WESTLAKE CHEMICAL CORPORATION

Contact—(713) 960-9111
Investors—Steve Bender
Media—L. Benjamin Ederington

Westlake Chemical Corporation Reports Third Quarter 2021 Results
•Record quarterly net sales of $3.1 billion
•Record quarterly net income of $607 million
•Record quarterly EBITDA of $1.1 billion
•Completed acquisitions of Boral’s North American building products businesses, Dimex LLC and LASCO Fittings, Inc.
HOUSTON--(BUSINESS WIRE)-- Westlake Chemical Corporation (NYSE: WLK) (the "Company" or "Westlake") today reported record net income, excluding one-time tax benefits in a prior quarter, attributable to Westlake for the three months ended September 30, 2021 of $607 million, or $4.69 per diluted share, on record net sales of $3,055 million. Net income in the third quarter of 2021 increased by $550 million, or $4.24 per share, from third quarter 2020 net income of $57 million on net sales of $1,898 million despite the negative impacts of Hurricane Ida. Income from operations for the third quarter of 2021 was a quarterly record of $861 million, and increased by $782 million from income from operations of $79 million for the third quarter of 2020. The increases in net income and income from operations were driven by significantly higher sales prices and margins for most of our major products. PVC resin margins benefited from the continued strength of residential construction coupled with the solid repair and remodeling markets, also driving demand in our building products business. Additionally, the olefins business experienced robust strength from packaging and consumer markets resulting in higher prices and margins driven by the global economic expansion.
Third quarter 2021 net income of $607 million, or $4.69 per share, increased by $85 million from second quarter 2021 net income of $522 million. Income from operations of $861 million for the third quarter of 2021 increased by $141 million from income from operations of $720 million for the second quarter of 2021. The increases in net income and income from operations versus the prior quarter were primarily due to higher sales prices and higher margins for most of our major products, including caustic soda and building products.
For the first nine months of 2021, net income of $1,371 million, or $10.60 per share, increased by $1,154 million from the first nine months of 2020 net income of $217 million. Income from operations of $1,927 million for the first nine months of 2021 increased by $1,676 million from income from operations of $251 million for the first nine months of 2020, which was severely impacted by the global COVID-19 pandemic. The increases in net income and income from operations were primarily due to the global economic recovery, which has driven strong demand and significantly higher sales prices and margins for most of our major products and strong demand in our building products business.
On August 19, 2021, Westlake announced that it acquired LASCO Fittings, Inc. ("LASCO"), a leading manufacturer of injected-molded PVC fittings. The acquisition will add complementary products to NAPCO's existing portfolio of pipe and fittings products, with an emphasis on new products and new markets.
On September 10, 2021, Westlake announced the completion of the acquisition of Dimex LLC ("Dimex"). The acquisition adds a range of post-industrial recycled plastic consumer and building products, including landscape edging; industrial, home and office matting; marine dock edging; and masonry joint controls. Dimex is engaged in the development of additional opportunities to increase the use of recycled materials to meet the growing demand for sustainable and durable consumer products.
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On October 1, 2021, Westlake announced the completion of the acquisition of Boral Limited's North American building products businesses ("Boral North America") in roofing; siding, trim and shutters; decorative stone; and windows. The acquisition positions Westlake at the forefront of the growing building products and construction markets, with durable and sustainable materials and creates opportunities for further product innovations.
"In the third quarter, we accomplished a number of milestones at Westlake. We achieved a consecutive quarter of record earnings as we continue to benefit from the global economic expansion that began early in the second half of 2020 with strong demand across our product offerings which enhance the lives of countless peoples, illustrating the earnings capabilities of our company," said Albert Chao, President and Chief Executive Officer. "As global supply chains and manufacturing recover to meet pent-up consumer demand across the spectrum of manufactured goods, Westlake is well positioned to continue to deliver strong results."
"Through the investments of approximately $2.6 billion we made in our recent acquisitions of Boral North America, Dimex and LASCO, we have created a platform for the next chapter of our growing building products business in North America," continued Mr. Chao. "These investments build our footprint in the sustainable building product markets, enhancing our position to drive greater value with new and complementary platforms and long-term growth opportunities for Westlake. We are excited to welcome the Boral, Dimex and LASCO employees to the Westlake family."

Net cash provided by operating activities was $755 million for the third quarter of 2021. As of September 30, 2021, cash and cash equivalents were $3,571 million and long-term debt was $5,197 million. Capital expenditures were $144 million for the third quarter of 2021.
Record EBITDA (earnings before interest expense, income taxes, depreciation and amortization) of $1,077 million for the third quarter of 2021 increased by $790 million compared to third quarter 2020 EBITDA of $287 million. Third quarter 2021 EBITDA increased by $145 million compared to second quarter 2021 EBITDA of $932 million. Record EBITDA of $2,562 million for the first nine months of 2021 was $1,702 million higher than EBITDA for the first nine months of 2020 of $860 million. A reconciliation of EBITDA to net income, income from operations, and net cash provided by operating activities can be found in the financial schedules at the end of this press release.
VINYLS SEGMENT
Record Vinyls income from operations for the third quarter of 2021 of $601 million increased by $559 million from third quarter 2020 income from operations of $42 million. This increase in income from operations versus the prior-year period was primarily due to significantly higher sales prices and margins as well as increased earnings in our building products business.

Record Vinyls income from operations for the third quarter of 2021 of $601 million increased by $166 million from second quarter 2021 income from operations of $435 million primarily due to higher sales prices and integrated margins for caustic soda and chlorine as well as increased earnings in our building products business.
For the first nine months of 2021, Vinyls income from operations of $1,236 million increased by $1,101 million from income from operations of $135 million for the first nine months of 2020. This increase in income from operations versus the prior-year period was primarily due to significantly higher sales prices and integrated margins for PVC resin as well as strong demand in our building products business. Income from operations for the first nine months of 2021 saw higher ethylene and energy costs as well as the impacts from Winter Storm Uri and Hurricane Ida, while income from operations for the first nine months of 2020 was negatively impacted by the onset of the COVID-19 pandemic and Hurricane Laura.
OLEFINS SEGMENT
Record Olefins income from operations for the third quarter of 2021 of $281 million increased by $230 million from third quarter 2020 income from operations of $51 million. This increase in income from operations versus the prior-year period was primarily due to significantly higher sales prices and margins for all of our products, driven by solid global demand.
Record Olefins income from operations of $281 million in the third quarter of 2021 increased by $4 million from second quarter 2021 income from operations of $277 million. This increase in income from operations versus the prior quarter was primarily due to higher sales prices and margins for polyethylene.

For the first nine months of 2021, Olefins income from operations of $738 million increased by $600 million from income from operations of $138 million for the first nine months of 2020. This increase in income from operations was primarily due to significantly higher sales prices and margins as well as 2020 impacts of Hurricane Laura, partially offset by lower polyethylene sales volumes resulting from Winter Storm Uri.

Forward-Looking Statements
The statements in this release and the related teleconference relating to matters that are not historical facts, including statements regarding our ability to deliver strong results, continued improvement of our performance in 2021, and demand for polyethylene, PVC and downstream building products, are forward-looking statements. These forward-looking statements are subject to significant risks and uncertainties. Actual results could differ materially, based on factors including, but not limited to: the COVID-19 pandemic and the response thereto; general economic and business conditions; the cyclical nature of the chemical industry; availability, cost and volatility of raw materials and utilities, including natural gas and natural gas liquids from shale production; the price of crude oil; uncertainties associated with the United States and worldwide economies, including those due to global economic and financial conditions; governmental regulatory actions, including environmental regulation and changes in trade policies; political unrest; industry production capacity and operating rates; the supply/demand balance for Westlake's products; competitive products and pricing pressures; access to capital markets; technological developments; the effect and results of litigation and settlements of litigation; operating interruptions; the ability to integrate the recent acquisitions; the diversion of management time on transaction-related issues; and other risk factors. For more detailed information about the factors that could cause actual results to differ materially, please refer to Westlake's Annual Report on Form 10-K for the year ended December 31, 2020, which was filed with the SEC in February 2021.
Use of Non-GAAP Financial Measures
This release makes reference to certain "non-GAAP" financial measures, such as EBITDA, as defined in Regulation G of the U.S. Securities Exchange Act of 1934, as amended. For this purpose, a non-GAAP financial measure is generally defined by the Securities and Exchange Commission ("SEC") as a numerical measure of a registrant's historical or future financial performance, financial position or cash flows that (1) excludes amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the most directly comparable measure calculated and presented in accordance with GAAP in the statement of income, balance sheet or statement of cash flows (or equivalent statements) of the registrant; or (2) includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the most directly comparable measure so calculated and presented. We report our financial results in accordance with U.S. generally accepted accounting principles ("U.S. GAAP"), but believe that certain non-GAAP financial measures, such as EBITDA, provide useful supplemental information to investors regarding the underlying business trends and performance of the Company's ongoing operations and are useful for period-over-period comparisons of such operations. These non-GAAP financial measures should be considered as a supplement to, and not as a substitute for, or superior to, the financial measures prepared in accordance with U.S. GAAP. A reconciliation of EBITDA to net income, income from operations and net cash provided by operating activities can be found in the financial schedules at the end of this press release.
About Westlake
Westlake is a global manufacturer and supplier of materials and innovative products that enhance life every day. Headquartered in Houston, we provide the building blocks for vital solutions — from building products and infrastructure materials, to packaging and healthcare products, to automotive and consumer goods. For more information, visit the company's web site at www.westlake.com.
Westlake Chemical Corporation Conference Call Information:
A conference call to discuss Westlake Chemical Corporation's third quarter 2021 results will be held Tuesday, November 2, 2021 at 11:00 AM Eastern Time (10:00 AM Central Time). To access the conference call, dial (855) 760-8160 or (704) 288-0624 for international callers, approximately 10 minutes prior to the scheduled start time and reference passcode 249 55 84.

A replay of the conference call will be available beginning two hours after its conclusion until 11:59 p.m. Eastern Time on November 9, 2021. To hear a replay, dial (855) 859-2056 or (404) 537-3406 for international callers. The replay passcode is 249 55 84.
The conference call will also be available via webcast at https://edge.media-server.com/mmc/p/k7sddqsx and the earnings release can be obtained via the Company's web page at: http://www.westlake.com/investor-relations.

WESTLAKE CHEMICAL CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020

	(In millions of dollars, except per share data)
Net sales	$3,055	$1,898	$8,271	$5,539
Cost of sales	2,037	1,650	5,872	4,839
Gross profit	1,018	248	2,399	700
Selling, general and administrative expenses	122	108	383	332
Amortization of intangibles	29	27	83	81
Restructuring, transaction and integration-related costs	6	34	6	36
Income from operations	861	79	1,927	251
Interest expense	(61)	(37)	(130)	(108)
Other income, net	13	12	35	32
Income before income taxes	813	54	1,832	175
Provision for (benefit from) income taxes	193	(15)	423	(75)
Net income	620	69	1,409	250
Net income attributable to noncontrolling interests	13	12	38	33
Net income attributable to Westlake Chemical Corporation	$607	$57	$1,371	$217
Earnings per common share attributable to Westlake Chemical Corporation:
Basic	$4.71	$0.45	$10.65	$1.69
Diluted	$4.69	$0.45	$10.60	$1.69
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WESTLAKE CHEMICAL CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

	September 30, 2021	December 31, 2020

	(In millions of dollars)
ASSETS
Current assets
Cash and cash equivalents	$3,571	$1,313
Accounts receivable, net	1,642	1,214
Inventories	1,124	918
Prepaid expenses and other current assets	98	32
Total current assets	6,435	3,477
Property, plant and equipment, net	6,992	6,920
Other assets, net	3,681	3,438
Total assets	$17,108	$13,835

LIABILITIES AND EQUITY
Current liabilities (accounts payable and accrued and other liabilities)	$1,630	$1,357
Current portion of long-term debt, net	268	—
Long-term debt, net	4,929	3,566
Other liabilities	2,412	2,334
Total liabilities	9,239	7,257
Total Westlake Chemical Corporation stockholders' equity	7,298	6,043
Noncontrolling interests	571	535
Total equity	7,869	6,578
Total liabilities and equity	$17,108	$13,835

WESTLAKE CHEMICAL CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Nine Months Ended September 30,
	2021	2020

	(In millions of dollars)
Cash flows from operating activities
Net income	$1,409	$250
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	600	577
Deferred income taxes	50	154
Net loss on disposition and others	58	70
Other balance sheet changes	(480)	(185)
Net cash provided by operating activities	1,637	866
Cash flows from investing activities
Acquisition of businesses, net of cash acquired	(428)	—
Additions to property, plant and equipment	(414)	(403)
Return of (additions to) investment from unconsolidated subsidiaries	(19)	44
Other, net	19	(7)
Net cash used for investing activities	(842)	(366)
Cash flows from financing activities
Debt issuance costs	(18)	(3)
Distributions to noncontrolling interests	(32)	(39)
Dividends paid	(107)	(102)
Proceeds from debt issuance and drawdown of revolver, net	1,668	1,299
Proceeds from (repayment of) short-term notes payable, net	5	(17)
Repayment of revolver and senior notes	—	(1,100)
Repurchase of common stock for treasury	(30)	(54)
Other, net	1	2
Net cash provided by (used for) financing activities	1,487	(14)
Effect of exchange rate changes on cash, cash equivalents and restricted cash	(9)	4
Net increase in cash, cash equivalents and restricted cash	2,273	490
Cash, cash equivalents and restricted cash at beginning of period	1,337	750
Cash, cash equivalents and restricted cash at end of period	$3,610	$1,240

WESTLAKE CHEMICAL CORPORATION
SEGMENT INFORMATION
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020

	(In millions of dollars)
Net external sales
Vinyls	$2,348	$1,529	$6,356	$4,382
Olefins	707	369	1,915	1,157
	$3,055	$1,898	$8,271	$5,539
Income (loss) from operations
Vinyls	$601	$42	$1,236	$135
Olefins	281	51	738	138
Corporate and other	(21)	(14)	(47)	(22)
	$861	$79	$1,927	$251
Depreciation and amortization
Vinyls	$166	$160	$486	$467
Olefins	36	34	109	104
Corporate and other	1	2	5	6
	$203	$196	$600	$577
Other income, net
Vinyls	$10	$7	$27	$21
Olefins	—	1	2	2
Corporate and other	3	4	6	9
	$13	$12	$35	$32

WESTLAKE CHEMICAL CORPORATION
RECONCILIATION OF EBITDA TO NET INCOME, INCOME FROM OPERATIONS AND
NET CASH PROVIDED BY OPERATING ACTIVITIES
(Unaudited)

	Three Months Ended June 30,	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2021	2020	2021	2020

	(In millions of dollars)
Net cash provided by operating activities	$617	$755	$357	$1,637	$866
Changes in operating assets and liabilities and other	(67)	(109)	(230)	(178)	(462)
Deferred income taxes	(14)	(26)	(58)	(50)	(154)
Net income	536	620	69	1,409	250
Less:
Other income, net	10	13	12	35	32
Interest expense	(36)	(61)	(37)	(130)	(108)
Benefit from (provision for) income taxes	(158)	(193)	15	(423)	75
Income from operations	720	861	79	1,927	251
Add:
Depreciation and amortization	202	203	196	600	577
Other income, net	10	13	12	35	32
EBITDA	$932	$1,077	$287	$2,562	$860

WESTLAKE CHEMICAL CORPORATION
SUPPLEMENTAL INFORMATION
Product Sales Price and Volume Variance by Operating Segments

	Third Quarter 2021 vs. Third Quarter 2020		Third Quarter 2021 vs. Second Quarter 2021
	Average Sales Price	Volume	Average Sales Price	Volume
Vinyls	+53.0%	+0.5%	+10.3%	-3.0%
Olefins	+88.1%	+3.6%	+4.5%	+0.8%
Company	+59.8%	+1.1%	+8.9%	-2.1%
Average Quarterly Industry Prices (1)

	Quarter Ended
	September 30, 2020	December 31, 2020	March 31, 2021	June 30, 2021	September 30, 2021
Average domestic prices
Natural gas ($/MMBtu) (2)	2.0	2.7	2.8	2.9	4.0
Ethane (cents/lb) (3)	7.4	7.1	8.1	8.7	11.7
Propane (cents/lb) (4)	11.9	13.5	21.2	20.7	27.6
Ethylene (cents/lb) (5)	19.3	24.0	45.1	43.0	48.0
Polyethylene (cents/lb) (6)	61.0	67.7	78.0	99.0	109.0
Styrene (cents/lb) (7)	53.8	59.6	76.5	90.5	82.0
Caustic soda ($/short ton) (8)	697	653	648	755	825
Chlorine ($/short ton) (9)	176	193	234	309	443
PVC (cents/lb) (10)	73.3	84.5	92.8	105.0	109.0

Average export prices
Polyethylene (cents/lb) (11)	45.7	53.2	76.3	89.7	86.0
Caustic soda ($/short ton) (12)	260	219	249	333	364
PVC (cents/lb) (13)	38.5	55.4	67.8	77.8	74.1
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(1)Industry pricing data was obtained through IHS Markit ("IHS"). We have not independently verified the data.
(2)Average Burner Tip contract prices of natural gas over the period.
(3)Average Mont Belvieu spot prices of purity ethane over the period.
(4)Average Mont Belvieu spot prices of non-TET propane over the period.
(5)Average North American spot prices of ethylene over the period.
(6)Average North American Net Transaction prices of polyethylene low density GP-Film grade over the period.
(7)Average North American contract prices of styrene over the period.
(8)Average USGC-CSLi index values for caustic soda over the period. As stated by IHS, "the caustic soda price listing represents the USGC-CSLi values. USGC-CSLi does not reflect contract price discounts, implementation lags, caps or other adjustments factors. Additionally, it is not intended to represent a simple arithmetic average of all market transactions occurring during the month. Rather, the USGC-CSLi is most representative of the month-to-month caustic soda price movement for contract volumes of liquid 50% caustic soda rather than the absolute value of contract prices at a particular point in time. It is intended to serve only as a benchmark."
(9)Average North American contract prices of chlorine over the period.
(10)Average North American contract prices of pipe grade polyvinyl chloride ("PVC") over the period. As stated by IHS, "the contract resin prices posted reflect an "index" or "market" for prices before discounts, rebates, incentives, etc."
(11)Average North American export price for low density polyethylene GP-Film grade over the period.
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(12)Average North American low spot export prices of caustic soda over the period.
(13)Average North American spot export prices of PVC over the period.